Exhibit 99.1

NCO Group, Inc.

Third Quarter 2009 Investor Conference Call

Moderator: Michael Barrist

November 18, 2009

11:00 am ET

Operator:                                                                      Good morning.  My name is Allie and I will be your conference operator today.  At this time I would like to welcome everyone to the NCO Third Quarter Results conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Barrist, you may begin your conference.

Michael Barrist:                                    Great.  Thank you, operator and thank you everyone for joining NCO Group’s conference call for the third quarter of 2009.  Statements in this conference call and in our press release issued November 16th, other than historical facts, are forward-looking statements as defined under Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements.  Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release.  The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics.  I will review in detail the quarterly financial and operational highlights for each of our divisions, including new business and trends in the growth and profitability of each operating unit. After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.  We will then open up for questions.

For the third quarter, NCO reported revenue of $373.7 million, EBITDA of $34.0 million, and a net loss attributable to NCO of $24.6 million.  These results were below our revenue target and our profitability expectations for the quarter. EBITDA for the quarter included net gains of $3.9 million from foreign exchange contracts.

EBITDA for the quarter, exclusive of an allowance for impairment of purchased accounts receivable of $13.8 million and approximately $1.9 million of restructuring and other non-recurring charges, was $49.7 million. This compares to EBITDA of $51.8 million for the same period last year, which is exclusive of an allowance for impairment of purchased accounts receivable of $32.4 million as well as approximately $3.4 million of restructuring and other non-recurring charges.

NCO’s EBITDA margin, exclusive of portfolio impairments and non-recurring charges, for the third quarter of 2009 was 13.3 percent as compared to 13.6 percent in the prior year’s third quarter.  It is important to note that NCO’s third quarter 2009 revenue includes approximately $20.0 million of reimbursable expenses related to our recent acquisition of Total Debt Management, which I will discuss in a few minutes.  Our EBITDA for the quarter exclusive of these reimbursable expenses would have been 14.1 percent.

NCO is organized into three operating units, Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management or PM.

During the third quarter of 2009, the ARM division operated below its revenue and profitability targets.  ARM was below its targets due to the ongoing difficult economic climate and its affect on collections, as well as reductions in client volumes and average balances. Additionally, reductions in the amount of portfolios purchased by our Portfolio Management division adversely impacted this division.

Typically during an economic downturn, we experience a decrease in collectability and an increase in placements due to rising delinquencies.  Although we have seen a decrease in collectability and rising delinquency rates, the overall increase in volume has not materialized, as we would have expected.  We attribute this primarily to a reduction in the amount of credit extended by our clients in conjunction with lower consumer spending.  Additionally, decreased overall credit card activity has resulted in reductions in volume with in certain of our active account management businesses, such as fraud calling.

We have received many questions regarding the levels of increased delinquency reported by many credit grantors and how that interplays with our volume in our traditional collection and early stage delinquency management business. While delinquency rates have risen dramatically year-over-year, please keep in mind that delinquency percentages in many cases are being applied to a lower base of actual credit.  Many credit grantors are using more aggressive strategies to assist borrowers in avoiding delinquency.  These strategies, in conjunction with an increase in bankruptcy, have the unplanned impact of reducing the number of delinquent and charge off accounts that are available to go to outside vendors.  Additionally, the current economy has led many credit grantors to initiate the litigation of accounts at an earlier stage in delinquency.

We continue to expand our service offerings to better align ourselves with our clients’ current business needs, including the trend to utilize litigation as a method to counteract current consumer trends and regulatory scrutiny.  We will discuss this trend in a few moments in conjunction with NCO’s recent acquisition.

NCO’s operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.  This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

This business model, in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels and while also aggressively pursuing incremental client opportunities from those same clients.

During the quarter, we continued to execute on our plan to drive more of our labor requirements to more cost effective geographies.  This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increased needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collections of domestic bad debt contingency accounts.

At the close of the quarter, this division had approximately 600 employees in Canada, 880 employees in the Philippines, 740 employees in India, 440 employees in the Caribbean and 240 employees in the Central America available to deliver service to U.S. ARM clients.

Offering our clients the most effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our service offerings in the broader BPO industry.

While this division continues to be impacted by current economic trends, we are extremely pleased with its performance amongst its peers at our key clients, as well as the ability of this management team to effectively manage costs.

During the quarter, ARM continued to benefit from its treatment as a “preferred partner” by many of our clients, who when facing volume challenges moved incremental work to NCO, to the detriment of our competitors.  This level of client loyalty helped us to maintain our EBITDA margins through the quarter.

Additionally during the third quarter, we continued to execute our strategy of expanding our presence in the consumer litigation space.  NCO believes that over time, increased pressure from regulators will continue to cause many consumer credit grantors to increase their use of litigation as a core collection tool.

During the quarter, we completed our acquisition of Total Debt Management, or TDM from TSYS.  We believe that combination of TDM’s National Attorney Network, or NAN, with NCO’s Network Services Group makes us the leader in this space and will allow us the opportunity to harness a disproportionate amount of market share as our clients increase their use of litigation.

During the third quarter, CRM operated below its revenue and profitability targets, primarily as a result of lower than expected volumes from existing clients.  As we have previously discussed, growth in our CRM division may be subject to some peaks and valleys as clients continue to adjust their volume commitments to better align with their business’s operating levels in the current economy.

During the third quarter, the CRM division continued to work with its clients as they continued to reforecast their needs through 2009 and into 2010, including their needs specific to the holiday season, which is now currently viewed by many clients to be slower than originally anticipated.

In several cases, the CRM division received the same “preferred partner” treatment related to volume, which was consistent with the client loyalty behavior we experienced in our ARM division.

Although we were below our targets for the third quarter, we believe that our CRM division is well positioned to capitalize on incremental opportunity in the market and is one of our strongest growth opportunities over the next few years. This is evidenced by a continued flow of new opportunities, a strong sales pipeline and, equally as important, the interaction with our clients which is yielding tangible opportunities to preserve existing volume and add new seats.

At the end of the quarter, this division had approximately 4,600 employees in the Philippines, 2,600 employees in Panama, 880 employees in Canada, 490 employees in Guatemala, and 230 employees in the Caribbean to deliver service to U.S. CRM clients.

Based on client requests for additional capacity we continue to carefully look to new geographies and continue to focus on the redeployment of existing idle capacity.

During the third quarter, the Portfolio Management division was below its revenue and profitability targets. These lower results were primarily attributable to fewer than expected purchases during the first nine months of 2009 and the continued weakening in our ability to collect on many of our vintage portfolios.

As we have previously discussed, we continually evaluate the assets we own to ensure that our carrying value is appropriate based on current consumer payment trends.  This process resulted in a valuation allowance, or an impairment charge, of approximately $13.8 million during the third quarter of 2009 as compared to $32.4 million during the third quarter of 2008.

This process is ongoing and may result in incremental impairments or recapture of previously impaired amounts as collection patterns further develop throughout the rest of 2009.

NCO takes a real time approach to the review of portfolio carrying values.  Our recognition of impairments happens early in the cycle, giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

We continue to revise our pricing models to take into consideration current payment trends and increased volatility.  This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

As we discussed last quarter, prices have come down into the range of rationality however, we believe that certain of our competitors have continued to pay premiums for portfolios as is evidenced by our continued inability to purchase receivables at pricing we deem appropriate for the current risk profile.

For many years NCO has maintained that its participation in the Portfolio Purchase space needs to be opportunistic and benefit NCO’s overall service platform.  Our recent reduced participation in the Portfolio Purchase market has had several positive impacts, including new service opportunities with several of the pure play debt purchasers and increased ability to allocate cash to debt repayment.

As we navigate through the remainder of 2009 and into 2010, and hopefully into an economic recovery, we will continue to focus on optimizing existing and new client revenue streams, aggressive management of our expense base, and positioning NCO as a key partner for each of our clients so that we harness a disproportionate amount of revenue from increases in consumer activity.

I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:                                              Thanks, Michael.  Revenue for the third quarter of 2009 was $373.7 million.  This represents a decrease of $7.4 million or 1.9 percent from the third quarter of last year.

The Company reported EBITDA of $34.0 million and a net loss attributable to NCO of $24.6 million.  In the prior year, the Company reported EBITDA of $16.0 million and a net loss attributable to NCO of $26.5 million.

The net loss and EBITDA for the third quarter of 2009 included $1.9 million of restructuring and other non-recurring charges, a $13.8 million allowance for impairment of purchased accounts receivable and net gains from foreign exchange contracts of $3.9 million. The net loss and EBITDA for the third quarter of 2008 included restructuring charges of $3.4 million and $32.4 million impairment of purchased accounts receivable.

Breaking the revenue down to its components, the ARM Division reported $306.9 million of revenue this quarter, which is a decrease of 2.6 percent, from $315.0 million last year.  ARM revenue for the third quarter includes $20.0 million of reimbursable expenses from TDM, which was acquired at the end of August.

This decrease was primarily attributable to lower overall collections and a more difficult business environment, which had an impact on most of our business lines including financial services, healthcare, education, and portfolio servicing.  Additionally, ARM revenue included $13.7 million for services performed for Portfolio Management during the third quarter of this year, which is down $6.6 million from $20.3 million last year.

CRM reported revenue of $85.1 million this quarter, a decrease of 7.2 percent compared to $91.7 million of revenue for the third quarter of last year.  This decrease was attributable to lower volumes from existing clients, due to the impact of the economy on their businesses.  This was offset partially by higher volumes from new clients related to the implementation of contracts during 2008 and 2009.

The Portfolio Management division reported revenue of $2.3 million this quarter, compared to negative $(4.4) million for the third quarter of last year.  Included in the revenue for the third quarter of 2009 was $13.8 million of portfolio impairment charges, which are recorded as a reduction in revenue, as compared to $32.4 million charge in the third quarter of last year. Excluding the effects of portfolio impairments, revenue was $16.1 million as compared to $28.0 million last year.  This was primarily the result of lower portfolio purchases as well as the impact of the weaker collection environment on our collections.

These impairments are based on our current expectations for collections on existing portfolios.  If consumer patterns decline further, we may need to record additional allowances for impairment.  If consumer payment patterns are better than currently expected, we can recoup a portion of the impairment allowances.

There were no sales of purchased accounts receivable this quarter.  Currently the resale environment is not very favorable and we do not expect significant sales in the near future.  During the third quarter of last year, Portfolio Management had portfolio sales revenues of $759,000.

Collections on purchased portfolios during the quarter were $33.8 million as compared to $48.4 million in the same quarter of last year, excluding the proceeds from the portfolio sales.  The decrease from last year again is due to the more difficult collection environment and the lower purchases that we mentioned earlier.

Moving on to expenses, on an overall basis, payroll and related expenses as a percent of revenue decreased to 50.5 percent as compared to 57.3 percent for the third quarter of last year.  The decrease from last year was primarily due to the impact of the offshore labor initiatives and the impact of the integration efforts following the OSI acquisition.

On an overall basis, selling, general, and administrative expenses as a percent of revenue increased to 41.8 percent compared to 38.6 percent from last year.  The positive impact of the cost savings initiatives in the ARM division were offset by the impact of approximately $20.0 million of reimbursable expenses generated by TDM, which were also included in revenue, as well as increased capacity in the CRM division for anticipated higher client volumes, in advance of the offsetting revenue generation.

For the third quarter of 2009, we recorded income tax expense of $2.6 million as compared to last year’s income tax benefit of $14.2 million.  Despite having a pretax loss, the Company recorded income tax expense during the quarter due to the recognition of a valuation allowance on certain domestic net deferred tax assets.

Lastly, I’ll give some notes on financial condition.  During the quarter, the Company purchased accounts receivable with a face value of $573.0 million for a total purchase price of $15.0 million.  During the third quarter of last year, the Company purchased accounts receivable with a face value of $1.1 billion for a total purchase price of $33.9 million.

Capital expenditures in the third quarter were $8.2 million or 2.2 percent of revenue for the quarter, which is below our typical expectation of 3 to 4 percent.

During the quarter, our accounts receivable days outstanding decreased slightly to 49 days from 50 days last quarter.

I’d now like to walk you through our financing activities.  At September 30, 2009, the Company had $50.4 million of cash and equivalents on hand.  At September 30, we had $34.5 million of outstanding on our revolving credit facility and $15.7 million of outstanding letters of credit.

As we’ve previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management, and strict control of cash investments including capital expenditures and portfolio purchases.  We will continue to do that as we move forward.

At September 30, 2009, our leverage ratio was 4.45 as compared to a maximum of 5.5 and our interest coverage ratio was 2.5 as compared to the minimum of 1.85.

During the quarter, we had repayments net of borrowings of $4.2 million of debt under our nonrecourse credit agreement. At September 30, 2009, the total amount outstanding under this facility was $18.5 million including the market value of the lenders’ residual interest, which was $2.4 million.

We have been using our available cash to fund portfolio purchases but we are currently discussing future lending facilities for purchases of accounts receivable with our lender and other third-party lenders.  If we don’t enter into a new portfolio lending facility, we may continue to use our available cash or borrowings under our revolving credit facility to fund future portfolio purchases, which could limit the amount of portfolios we are able to purchase and limit the amount of borrowing for other uses.

We’re currently in compliance with all of our debt covenants.  We believe that we will be able to finance our current operations, our planned capital expenditure requirements, internal growth, and debt service obligations at least through the next twelve months with the funds generated from our operations, our existing cash, and our available borrowings under our senior credit facility.

And finally, during the fourth quarter of 2009, the Company sold a print and mail business that was acquired with the OSI acquisition in early 2008.  The sale price of this business was approximately $20.0 million, subject to certain post-closing adjustments.  Proceeds from the sale, net of expenses, of approximately $18.3 million were used to repay our Term B debt in the fourth quarter.

And now I’ll turn things back to Michael.

Michael Barrist:                                  Thank you, John.  Operator, can we please open up for questions?

Operator:                                                                      At this time I would like to remind everyone if you would like to ask a question, please press star then the number one on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.

You do have a question from Teddy Reynolds with Apollo.

Teddy Reynolds:                            Hey guys how are you?

Michael Barrist:                                  Good morning.

Teddy Reynolds:                            Good morning.  Just a couple of quick clarification questions.  I guess the first one is on the reimbursable expenses for the TDM acquisition.  I wasn’t quite following that.  Could you walk through that in a little more detail?

Michael Barrist:                                  Yes certainly.  In the normal course of our business prior to TDM there are circumstances where we have reimbursable expenses with clients.  The easiest example would be court costs.  We ask a client to give us $200 of filing fees for a consumer action and that $200 is passed to a lawyer and then paid in his court costs.  We recognize those fees in accordance with GAAP both in revenue and expense.

The reason we called out the $20.0 million is that it was inconsistent with prior periods.  It was a huge number because of the nature of how that business runs.  They push you about $60 million a quarter of reimbursable expenses. So we want to just make everyone aware that that was skewing the revenue number by $20 million in the quarter.

John Schwab:                                              And it is also skewing our expense line, its a $20 million increase in SG&A expenses.  That’s the line item it hits.

Teddy Reynolds:                            OK, OK.  I follow.  And then just a second question, I’m sorry I missed this at the end when you talked about the asset sale.  You said that actually closed in Q4?

John Schwab:                                              That’s correct.

Teddy Reynolds:                            And roughly $18 million of net proceeds were applied to Term loan B to pay down?

John Schwab:                                              That is correct.

Teddy Reynolds:                            OK great.  OK that’s all I had.  Thanks so much.

Michael Barrist:                                  Thank you.

Teddy Reynolds:                          Thanks.

Operator:                                                                      And sir, there are no further questions.

Michael Barrist:                                    Great thank you operator.  I’d like to thank everyone for joining our call today.  As always if you have additional questions after the fact please feel free to call myself, John Schwab or Brian Callahan and we’ll attempt to answer your questions for you.  Have a great day.  Thanks.

Operator:                                                                      This concludes today’s conference call.  You may now disconnect.

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